Exhibit 10.14

AGREEMENT

Between

Sonoran Energy Inc.

And

AGR Holdings AS

Concerning

Cooperation of Oil & Gas Projects

Strictly Private & Confidential

This agreement (hereinafter referred to as the Agreement) is made and entered into on the 8th of December 2005 by and between the following parties (individually referred to as a “Party” and collectively as the “Parties”.

AGR Holdings AS, Registration number 982254477, a company under the laws of Norway, having its registered office at Lonavegen, 5342 Straume, Bergen, Norway (hereinafter referred to as “AGR”)

And

Sonoran Energy Inc. Registration number 13-4093341, a company under the laws of State of Washington, USA, having its registered office at 3100 West Ray Road, Suite 130, Chandler, AZ 85226, USA, (hereinafter referred to as “SE”)

WHEREAS:

The Parties currently are evaluating exploration and production opportunities in US, Caspian, Middle East and North Africa;

The Parties believe in a future collaboration on existing and future exploration and development projects to be agreed upon;

AGR has knowledge, experience and a leading position with regard to the planning, execution and management of such projects, especially related to subsurface and drilling competences;

SE is an International Oil and Gas Exploration and Production Company with current assets in the USA and Jordan and has significant business development opportunities in the USA, Middle East, North Africa and the Caspian, and;

The Parties hereto intend to co-operate in terms of their respective resources, equipment and knowledge to strengthen their position and to work together to develop mutually agreed projects in the mentioned areas

NOW IT IS HEREBY DECLARED AND AGREED AS FOLLOWS:

1.

The Role of the Parties

1.1.

SE or a NC (see article 2) will act as a license holder or the operator of petroleum concessions. AGR will act as a services provider regarding planning and execution of projects, especially related to asset management, exploration, drilling/completion, production of wells/fields.

2.

Establishment of Common Company

2.1.

SE and AGR will form a “Newco” (hereinafter referred to as “NC”) when going into mutually agreed new areas and projects. The exceptions are existing petroleum assets in USA and Jordan. In cases where a NC is established the ownership between the Parties should be based on a 50/50 split. The Parties shall cover their own costs related to the establishment of a NC, until a formal decision has been made to start a NC. After this point the NC will take the cost and the Parties invoice their services.

3.

Investments

3.1.

AGR has the option to invest in petroleum fields. Such investments may, as mutually agreed by the Parties, be effected by the payment of cash or by AGR setting off against SE’s duty to pay for AGR’s deliveries of services to SE.

3.2.

Upon signing of this agreement AGR will invest in SE shares USD 3,0 million, at a share value of USD 0,65 based on outstanding shares in SE as per December 2005. SE will use its best endeavour to make such shares free trading 3 months after the investment.

AGR has the option for a period of two (2) months from the date of this Agreement to increase its investment in SE shares to USD 5,0 million.  Should AGR exercise this option within this two month period then at the quantum of a USD 5,0 million investment into SE shares AGR will be awarded one warrant for every two shares they subscribe in relation to their total subscription.  The warrants will have a strike price of USD 0,95 and will have a maturity of three (3) years.

i

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3.3.

For existing petroleum assets in the Jordan Azraq Area, AGR shall have the right to farm in with up to 20% working interest of Sonoran’s interest in the Jordan Azraq Area that is currently a 100% interest. The payment for the ownership shall be based on a mutually agreed value of the Jordan Azraq Area at the time of a decision for the farming in, which will be no later than three (3) months from AGR’s formal notification of its wish to invest in the Jordan Azraq Area asset. During this period the Parties will develop a mutually agreed mid-case valuation formula, which will be the basis for a fair market value of the Jordan Azraq Area asset reflecting the value at the time of notification to invest.

In addition SE will give notice and AGR has the first right of refusal to farm into the Jordan Azraq Area in the event that SE is searching for a partner in this regard. In this situation AGR will be given sufficient time, which is agreed to be three (3) months from being provided access to all available relevant data associated with the Jordan Azraq Area, to evaluate and make a qualifying investment or not.

AGR’s investments in the Jordan Azraq Area exploration asset will qualify to be multiplied by three (3) in any investment in relation to exploration activity in the Jordan Azraq Area when setting the value of the AGR investment in relation to the value of the Jordan Azraq Area just prior to an investment decision being made by AGR.

For the avoidance of doubt the three (3) times multiplier for qualifying investments is only applicable in relation to and in consideration of a participating parri passu risk being assumed by AGR in relation to the Jordan Azraq Area.

4.

AGR Services

4.1.

AGR shall be responsible for mobilizing the required organisation with qualified personnel and necessary competence to perform work as agreed with SE and NC from time to time. AGR’s provision of services to SE and NC will be in accordance with AGR’s standard terms and conditions for such services. The AGR services will be charged at AGR pricelist plus extra taxes, travel and accommodation related to the location where the services are provided. AGR’s pricelist as of today is attached as Appendix A. In case AGR purchases equipment or materials, well services and other services, SE or NC shall reimburse AGR at documented cost.

4.2.

For a period of twelve (12) months after signature of this Agreement, AGR will dedicate resources to make the necessary plans for redeveloping current assets in USA and Jordan. Such AGR services will be charged at AGR pricelist with a 20% discount plus extra taxes, travel and accommodation related to the location where the services are provided. Following this period of twelve (12) months the Parties will agree the cost reimbursement basis for the Parties such that any discount will not be greater than 20%. For the avoidance of doubt the cost reimbursement basis refers to AGR man-hours charges. In case AGR purchases equipment or materials, well services and other services, SE shall reimburse AGR at documented cost.

5.

Taxes

5.1.

Each Party shall be responsible for the payment of all direct or indirect taxes, duties, levies, charges and contributions (and any interest or penalties thereon) including any VAT for which the Party is liable in connection with this Agreement, as imposed by any appropriate public authority, whether or not they are calculated by reference to the purchases of goods or services, payments, wages, salaries, benefits or expenses and other remuneration paid directly or indirectly to persons engaged or employed by a Party or arising from this Agreement.

6.

Assignment

6.1.

Each Party may assign this Agreement to an affiliate or to a successor in interest, upon the other Party’s written consent, which shall not unreasonably be withheld.

6.2.

AGR may subcontract any part of the AGR’s services only with SE or NC consent. AGR may assign any sums which are or become due to AGR without SE or NC consent.

7.

Duration and Termination of the Agreement

7.1.

This Agreement has a preliminary term of five (5) years. Prior to the end of this Agreement the Parties undertake to meet and explore the basis for continued and further collaboration.

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The Parties, however, may terminate this Agreement earlier if either Party believes and can provide evidence of due cause or material breach or failure of the other Party to perform its obligations under this Agreement. The termination notice period will be three (3) months and in a written form. During any termination notice period the Parties agree to meet, discuss and resolve in good faith any outstanding issues and explore the basis for continued collaboration. If this Agreement is terminated and the collaboration between the Parties is brought to an end, the following shall apply:

(a)

Established NC will continue in accordance with the basis for the establishment of the NC, the by-law of the NC and any relevant agreements related to the NC.

(b)

Any services ordered by SE and NC in accordance with article 4.1 of this Agreement, shall be delivered and paid in accordance with AGR’s standard terms and conditions for such services as appropriate.

(c)

Any money owed to AGR as defined under this Agreement shall be paid when due.

7.2.

Each Party shall be entitled to terminate this Agreement forthwith by notice in writing to the other Party in the event the other Party is adjudicated or found bankrupt or insolvent or any order is made or resolution passed for the winding up, liquidation or dissolution of the relevant Party, or the relevant Party enters into any composition or arrangement for the benefit of its creditors, or a receiver or similar officer is appointed in respect of the whole or any part of the relevant Party’s assets, or any event occurs or proceedings are taken with respect to the relevant Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the aforementioned events.

8.

Liabilities and Indemnities

8.1.

Notwithstanding any other provision to the contrary, in no event shall either Party be liable to the other for any loss of profits, loss of contracts, loss of production or other similar consequential or indirect losses suffered or incurred by that other Party by reason of any breach of this Agreement whether or not resulting from or contributed to by any negligence or default of the Party or the Party’s subcontractors respectively, and the Parties agree to indemnify each other for any claims in this respect.

8.2.

To the extent permitted by law, SE, NC and AGR each will indemnify, defend, and hold the other harmless from claims, demands, and causes of action of every type and character arising out of the performance of this Agreement which are asserted by any person (including, without limitation, SE’s, NC’s and AGR's employees) for personal injury, death, or loss of or damage to property resulting from wilful or negligent acts or omissions of the indemnitor.  Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of SE, NC and AGR, each Party's duty of indemnification will be in proportion to its allocable share of such joint negligence or misconduct. If either Party is strictly liable under applicable law, the other Party's duty of indemnification shall be in the same proportion that its negligence, gross negligence, or wilful misconduct contributed to the personal injury, death, or loss of or damage to property for which a Party is strictly liable.

Notwithstanding anything to the contrary in this Agreement, each Party shall bear full responsibility, without limit, for its gross negligence or wilful misconduct attributable to its managerial and senior supervisory personnel and, in no event, will a Party be required to release or indemnify the other Party for gross negligence or wilful misconduct attributable to the other Party's managerial or senior supervisory personnel.

9.

Confidentiality and Ownership of Data and Documents

9.1.

In this Agreement:

(a)

The term “Confidential Information” shall mean; all data and information supplied to or acquired by a Party in the course of or as a consequence of the work performed under this Agreement concerning the commercial or technical affairs or operations of Parties or any of their affiliates (but excluding any such data or information which can be demonstrated is generally available to the public otherwise than through unauthorised disclosure by a Party);

(b)

The term “Proprietary Information” shall mean; all specifications, drawings, maps, charts, reports, calculations and other documents or data supplied by a Party to the other Party for or in connection with this Agreement.

9.2.

All Confidential or Proprietary Information shall be held strictly confidential and shall not be reproduced or used for any purpose not related to this Agreement or disclosed in any way to any third party without the previous written consent of the relevant Party. Each Party shall use its best endeavours to minimise the risk of disclosure of such Confidential and Proprietary Information by ensuring that only those of Party’s

Strictly Private & Confidential

personnel whose duties will require them to possess any of such data or information shall have access thereto.

9.3.

Each Party shall not take, and shall endeavour to prevent any of its personnel from taking advantage of any Confidential or Proprietary Information for the purpose of buying, selling or otherwise dealing with shares or securities of the other Party or any of its affiliates, except as laid down in this Agreement.

9.4.

Each Party shall inform each of its personnel receiving any Confidential or Proprietary Information from the other Party, of the provisions of this article 9 and shall endeavour to ensure that such personnel observe the obligations as to confidentiality in this article 9.

9.5.

On the expiration or prior termination of this Agreement, each Party shall promptly deliver to the other Party any and all copies of Confidential and Proprietary Information in its possession.

9.6.

All inventions made by a Party or any of its employees in connection with the work under this Agreement shall belong to such Party.  All inventions based on commercial and technical information provided by a Party, including drawings, documents and computer programs shall belong to such Party.

9.7.

All techniques, processes and other trade secrets of AGR, including AGR’s Drilling Management System, Software and Contract and Budgeting Systems shall remain the property of the AGR and shall be held strictly confidential by SE and NC to any third party. All rented documentation by SE and NC from AGR, including AGR Drilling Management System, Software and Contract and Budgeting Systems shall remain AGR property and be returned to AGR on the expiration or prior termination of this Agreement.

9.8.

The obligations contained in this article 9 shall survive the expiration or prior termination of this Agreement for a period of 5 (five) years thereafter.

9.9.

The obligations contained in this article 9 shall not prevent a Party from disclosing confidential information to its advisors and any relevant governmental agencies or stock exchange, but only to the extent necessary according to applicable law.

9.10.

Confidential information shall be treated in a secure manner, documentation shall be kept in locked files and electronically stored information shall be inaccessible to unauthorized personnel.

10.

Applicable Law and Disputes

10.1.

This Agreement shall be governed by and construed in accordance with the laws of England & Wales.

10.2.

Any dispute arising under this Agreement which cannot be amicably resolved within 60 days of one Party notifying the other of a dispute shall be referred to arbitration in London in accordance with the provisions of the London Court of International Arbitration (LCIA), unless the parties agree otherwise. Proceedings shall be in the English language.

For AGR Holdings AS Name: Title:	For Sonoran Energy Inc. Name: Peter Ostenfeld-Rosenthal Title: President & Chief Executive Officer

Strictly Private & Confidential

APPENDIX A:

AGR’s susbsidiary Drilling Production Technology AS Standard Price List